State of Delaware
Secretary of State
Division of Corporations
Delivered 03:48 PM 03/06/2007
FILED 03:18 PM 03/06/2007
SRV 070285624 - 3601970 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPONGETECH DELIVERY SYSTEMS, INC.

The undersigned, being the Chief Executive Officer of **SPONGETECH DELIVERY SYSTEMS, INC.**, a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Spongetech Delivery Systems, Inc.

2. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was December 16, 2002, under the name Spongetech Sub, Inc.

3. That this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of this Corporation, as amended to date.

4. That the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
Name

The name of the Corporation is Spongetech Delivery Systems, Inc.

ARTICLE II
Registered Office and Agent

The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III
Purposes

The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
Capital Stock

A. Number and Designation. The Corporation shall have authority to issue Two Hundred and Twenty Million (220,000,000) shares of capital stock, of which Two Hundred Million (200,000,000) shall be shares of common stock, par value $0.001 per share ("Common Stock") and Twenty Million (20,000,000) shall be shares of preferred stock, par value $0.001 per share ("Preferred Stock"). Upon payment of consideration such shares shall be deemed to be fully paid and nonassessable.

B. Common Stock. Except as otherwise required by law, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's shareholders.

C. Serial Preferred Stock. The board of directors of the Corporation is authorized, by resolution from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitation or restrictions.

ARTICLE V
Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences or indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law

ARTICLE VI
Stockholders

A. Action by Written Consent. Action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting in which all shares entitled to vote thereon were present and voted.

B. Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors..

C. Place of Meetings. Meetings of stockholders may be held at such place as the by-laws may provide.

ARTICLE VII
Directors

The number of directors of the Corporation shall be such number, not less than one nor more than nine (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation), as shall be provided from time to time in a resolution adopted by the board of directors, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless by a vote of a majority of the directors present at a meeting at which a quorum is present. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

ARTICLE VIII
Removal of Directors

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless this certificate otherwise provides, if there shall be a classified board, shareholders may effect such removal only for cause; or (ii) if there shall be cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

ARTICLE IX
Indemnification

Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article X. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article X shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the by-laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

ARTICLE X
Limitations on Directors' Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived any improper personal benefit. If the General Corporation law of the State of Delaware is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
Amendment of By-laws

The bylaws of the Corporation may be made, altered, amended, changed, added to, or repealed by the board of directors of the Corporation without the consent or vote of the stockholders.

ARTICLE XII
Amendment of Certificate of Incorporation

From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article XII.

5. The holders of not less than 2/3 of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors have voted in favor of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized person on this 27th day of February 2007.

/s/ Michael Metter
Michael Metter
Chief Executive Officer